Exhibit 99.1

News Release

Phoenix Education Partners, Inc. Reports Third Quarter Fiscal Year 2026 Results

Expanding opportunity for career mobility through skills-aligned education

Phoenix, July 14, 2026 – Phoenix Education Partners, Inc. (NYSE: PXED) (the “Company” or “Phoenix Education Partners”), the parent company of The University of Phoenix, Inc. (the “University”), today reported financial results for the three months ended May 31, 2026, with third quarter net revenue of $271.8 million.

“The pace of change in the workforce continues to accelerate the need for continuous learning and career mobility,” said Chris Lynne, Chief Executive Officer of Phoenix Education Partners and President of the University of Phoenix. “For nearly five decades, the University of Phoenix has helped working adults adapt, grow and succeed through periods of economic and technological transformation. Today, we are building on that legacy by innovating on behalf of our students, enhancing the learning experience, strengthening employer connections and delivering the skills and education that help learners achieve their educational and career goals. As the workforce continues to evolve, we remain committed to expanding opportunity and helping learners build the capabilities needed to thrive in the future of work.”

Third Quarter 2026 Results of Operations

Phoenix Education Partners reported net revenue for third quarter 2026 of $271.8 million, compared to $271.7 million for third quarter 2025. In third quarter 2026, the University’s Average Total Degreed Enrollment1 was 85,300, compared to 84,800 for third quarter 2025. Net income attributable to Phoenix Education Partners for third quarter 2026 was $39.2 million, or $1.01 diluted earnings per share, compared to $53.8 million, or $1.42 diluted earnings per share, for third quarter 2025. The decrease in net income attributable to Phoenix Education Partners was primarily due to share-based compensation resulting from our initial public offering (“IPO”) (see sections “Initial Public Offering” and “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” for additional information), increased advertising expense and higher strategic alternatives, restructuring and other expense.

Adjusted EBITDA was $78.1 million for third quarter 2026, compared to $83.4 million for third quarter 2025, and adjusted diluted earnings per share was $1.43 for the third quarter 2026, compared to $1.57 for third quarter 2025.2

1“Average Total Degreed Enrollment” represents the aggregate of monthly Total Degreed Enrollment during a specified period divided by the number of months in the period. We define “Total Degreed Enrollment” as the number of confirmed students (both new and continuing) enrolled in credit-bearing courses who post attendance at least one time during a calendar month (even if they withdraw later in the same month), excluding students who graduated as of the end of such month.

2 Adjusted EBITDA and adjusted earnings per share are non-GAAP measures. For more information on non-GAAP measures used in this press release and a reconciliation of our GAAP information to our non-GAAP information, refer to the sections titled “Use of Non-GAAP Financial Information” and “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information.”

First Nine Months of 2026 Results of Operations

Phoenix Education Partners reported net revenue for the first nine months of 2026 of $756.3 million, compared to $749.8 million for the first nine months of 2025. In the first nine months of 2026, the University’s Average Total Degreed Enrollment was 84,500, compared to 82,700 for the first nine months of 2025. Net income attributable to Phoenix Education Partners for the first nine months of 2026 was $65.4 million, or $1.69 diluted earnings per share, compared to $116.4 million, or $3.08 diluted earnings per share, for the first nine months of 2025. The decrease in net income attributable to Phoenix Education Partners was primarily due to share-based compensation resulting from our IPO (see sections “Initial Public Offering” and “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” for additional information), increased advertising expense and higher strategic alternatives, restructuring and other expense.

Adjusted EBITDA was $188.1 million for the first nine months of 2026, compared to $185.8 million for the first nine months of 2025, and adjusted diluted earnings per share was $3.40 for the first nine months of 2026, compared to $3.49 for the first nine months of 2025.2

Common Stock Cash Dividend

During third quarter 2026, the Company paid a regular common stock cash dividend of $0.21 per share. Today, the Company is announcing that its Board of Directors approved a regular, common stock cash dividend of $0.21 per share to be paid on August 14, 2026 to stockholders of record and holders of certain share-based awards as of July 29, 2026.

Share Repurchase Program

During third quarter 2026, the Company announced that its Board of Directors adopted a share repurchase program of up to an aggregate amount of $50 million of our common stock. The Company repurchased 0.1 million shares under the program during third quarter 2026 for an aggregate purchase price of $4.0 million, or an average per share price of $29.29. Repurchases may be made from time to time through open market purchases, privately negotiated transactions or other transactions, including pursuant to Rule 10b5-1 trading plans, subject to market conditions, applicable legal requirements and other factors. As of May 31, 2026, $46.0 million remained available for repurchases under the program.

Balance Sheet, Cash Flow and Liquidity

As of May 31, 2026, the Company’s cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities (including current and noncurrent marketable securities) totaled $269.4 million, compared to $194.8 million as of August 31, 2025. The increase was primarily attributable to $116.7 million of cash generated by operating activities, which was partially offset by $17.4 million of cash paid for dividends and dividend equivalents, $15.0 million of capital expenditures, net cash paid to settle share-based awards and repurchases of our common stock.

In November 2025, the Company entered into a senior secured revolving credit facility in an aggregate principal amount of $100.0 million that is available as a source of liquidity for Phoenix Education Partners and its subsidiaries and matures on November 13, 2030. As of May 31, 2026, the Company had no outstanding debt under the credit facility or otherwise (with an outstanding letter of credit of approximately $28 million under the facility).

Initial Public Offering

On October 10, 2025, Phoenix Education Partners completed an IPO of 4.9 million shares of common stock at a price of $32.00 per share, which included 0.6 million shares sold to the underwriters pursuant to their option to purchase additional shares. The shares were offered by certain of the Company’s existing shareholders and, accordingly, the Company did not receive any proceeds from the sale of shares associated with the offering. In connection with the IPO, on October 7, 2025, AP VIII Queso Holdings, L.P. converted into a Delaware corporation pursuant to a statutory conversion and changed its name to Phoenix Education Partners, Inc.

As reflected in the financial tables of this press release, we have applied retrospective presentation to our earnings per share for all periods presented such that weighted average shares outstanding reflects certain equity conversions resulting from the IPO.

Business Outlook

For fiscal year 2026, the Company expects net revenue to be in the range of $1,020.0 million to $1,025.0 million. Adjusted EBITDA for the same period is expected to range between $246.0 million and $250.0 million.

Conference Call Information

Phoenix Education Partners will host a conference call to discuss its financial results for the third quarter fiscal year 2026, today at 5:00 p.m. Eastern Time. The call can be accessed by webcast on the Phoenix Education Partners website at www.phoenixeducationpartners.com. Please register in the Investor Relations section of the site 15 minutes prior to the call. The call can also be accessed by dialing (800) 715-9871 (domestic) or +1 (646) 307-1963 (toll), using conference ID: 8113013. The webcast will be archived for 30 days and the call replay for seven days. To access the replay, dial (800) 770-2030 (domestic) or +1 (609) 800-9909 (toll), using conference ID: 8113013, or visit the Investor Relations Section of the Phoenix Education Partners website.

About Phoenix Education Partners, Inc.

Phoenix Education Partners, Inc. is the parent company of The University of Phoenix, Inc., a pioneer in online education for working adults. Founded in 1976, The University of Phoenix provides access to higher education opportunities that enable students to develop the knowledge and skills necessary to achieve their professional goals, improve the performance of their organizations and provide leadership and service to their communities.

Use of Non-GAAP Financial Information

The Company’s non-GAAP financial measures are intended to supplement, but not be a substitute for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses, and chooses to disclose to investors, these non-GAAP financial measures because: (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Adjusted net income attributable to Phoenix Education Partners, Inc. We define adjusted net income attributable to Phoenix Education Partners, Inc. as net income attributable to Phoenix Education Partners, Inc., adjusted to eliminate the impact of restructuring lease expense, net, strategic alternatives expense, cybersecurity incident expense, impairment charges and asset disposal losses, litigation charges and regulatory expense, non-cash share-based compensation expense, certain tax effects and other items.1

Adjusted EBITDA. We define adjusted EBITDA as net income attributable to Phoenix Education Partners, Inc., adjusted to eliminate the impact of restructuring lease expense, net, strategic alternatives expense, cybersecurity incident expense, impairment charges and asset disposal losses, litigation charges and regulatory expense, non-cash share-based compensation expense, depreciation and amortization, interest income, net of interest expense, provision for income taxes and certain other items.3

Adjusted earnings per share. We define adjusted earnings per share as adjusted net income attributable to Phoenix Education Partners, Inc. divided by basic or diluted shares, as applicable, used in computing earnings per share.

Adjusted EBITDA margin. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue, expressed as a percentage.

Included in the sections that follow are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures.

With respect to Adjusted EBITDA for 2026, we are not able to reconcile this forward-looking non-GAAP financial measure to the most directly comparable GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain items, including but not limited to, current special items and share-based compensation, which could have a significant impact on our future GAAP results.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements could relate to the following, among other things: our strategy, outlook and growth prospects; our operational and financial targets and dividend policy; general economic trends and trends in the industry and markets; and the competitive environment in which we operate.

1 During the first quarter of fiscal year 2026, we changed our definition of this measure to start with “Net income attributable to Phoenix Education Partners, Inc.” instead of “Net income” and began excluding expenses incurred related to our cybersecurity incident, which we do not believe are representative of our ongoing operations. We have retrospectively changed this measure for all periods presented to conform with our new definition.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to: our ability to comply with the extensive regulatory requirements for our business, and the impact of a failure to comply with applicable regulations or regulatory requirements, standards or policies, which could subject us to significant monetary liabilities, Title IV repayment obligations (including as a result of sub-regulatory guidance), fines and penalties, including loss of or limitations upon access to U.S. federal student loans, grants and military program benefits for our students, and otherwise have a material adverse impact on our business; shifts in higher education policy at the federal and state levels; our ability to maintain our institutional accreditation and our eligibility to participate in Title IV programs; our ability to enroll and retain students, including the impact of changes to internet search due to artificial intelligence; our ability to adapt to changing market needs or new technologies, including artificial intelligence; our ability to maintain existing, and develop additional, business-to-business, or B2B, relationships with employers; our ability to attract or retain a qualified senior management team and qualified faculty members; the impact of compliance reviews, claims, or litigation that government agencies, regulatory agencies, and third parties may conduct, bring or initiate against us based on alleged violations of the extensive regulatory requirements applicable to us; our ability to establish, maintain, protect and enforce our intellectual property and proprietary rights and prevent third parties from making unauthorized use of such rights; liability associated with any failure to comply with data privacy and data security laws and the unauthorized access, duplication, distribution or other use of confidential or personal information, including liability and costs associated with the cybersecurity incident we identified in November 2025; additional tax liabilities; our ability to pay dividends on our common stock or the timing or amount of any such dividends; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These forward-looking statements are based on assumptions and subject to risks and uncertainties. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. This press release should be read completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Investor Relations Contact:

Beth Coronelli

InvestorRelations@phoenixeducationpartners.com

Media Contact:

Andrea Smiley

MediaRelations@phoenixeducationpartners.com

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2026	2025	2026	2025
Net revenue	$271,801	$271,703	$756,289	$749,801
Costs and expenses:
Instructional and support	110,284	110,446	330,774	325,779
General and administrative	97,754	83,320	302,416	255,703
Strategic alternatives, restructuring and other	11,937	6,837	31,673	17,886
Total costs and expenses	219,975	200,603	664,863	599,368
Operating income	51,826	71,100	91,426	150,433
Interest income	2,183	2,278	5,720	8,334
Interest expense	(651)	(107)	(1,416)	(332)
Income before income taxes	53,358	73,271	95,730	158,435
Provision for income taxes	14,452	18,622	30,877	40,564
Net income	38,906	54,649	64,853	117,871
Net loss (income) attributable to noncontrolling interests	261	(808)	548	(1,489)
Net income attributable to Phoenix Education Partners, Inc.	$39,167	$53,841	$65,401	$116,382
Earnings per share:(1)
Basic	$1.09	$1.51	$1.83	$3.27
Diluted	$1.01	$1.42	$1.69	$3.08
Shares used in computing earnings per share:
Basic	35,882	35,560	35,766	35,542
Diluted	38,920	37,966	38,799	37,831

(1)
As described in the Company’s Annual Report on Form 10-K for fiscal year 2025, earnings per share for all periods presented in the Company’s financial statements are retrospectively presented such that weighted average shares outstanding reflects conversions resulting from the IPO.

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
($ in thousands)	May 31, 2026	August 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$155,020	$136,504
Restricted cash and cash equivalents	2,973	36,497
Marketable securities	75,051	9,005
Accounts receivable, net	96,475	58,957
Prepaid income taxes	8,173	3,160
Other current assets	23,176	21,827
Total current assets	360,868	265,950
Marketable securities	36,396	12,803
Property and equipment, net	38,282	38,846
Goodwill	3,732	3,732
Intangible assets, net	85,424	87,294
Operating lease right-of-use assets, net	36,532	41,920
Deferred income taxes, net	24,517	20,566
Other assets	22,896	22,451
Total assets	$608,647	$493,562
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,375	$25,696
Accrued compensation and benefits	19,557	28,534
Student deposits	7,594	11,049
Deferred revenue	76,046	37,210
Current operating lease liabilities	9,822	8,948
Other current liabilities	51,047	50,608
Total current liabilities	188,441	162,045
Long-term operating lease liabilities	55,879	64,352
Other long-term liabilities	37,895	27,110
Total liabilities	282,215	253,507
Commitments and contingencies
Equity:
General partner	—	—
Limited partners	—	246,735
Preferred Stock	—	—
Common Stock	360	—
Additional paid-in capital	275,155	—
Retained earnings	48,747	—
Accumulated other comprehensive (loss) income, net	(7)	39
Total Phoenix Education Partners, Inc. equity	324,255	246,774
Noncontrolling interests	2,177	(6,719)
Total equity	326,432	240,055
Total liabilities and equity	$608,647	$493,562

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended May 31,
($ in thousands)	2026	2025
Operating activities:
Net income	$64,853	$117,871
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	47,624	1,908
Depreciation and amortization	16,800	16,348
Non-cash lease expense	5,388	5,370
Impairment charges and asset disposal losses	609	113
Provision for credit losses on accounts receivable	24,585	35,885
Deferred income taxes	6,931	28,885
Changes in assets and liabilities, excluding the impact of acquisition:
Accounts receivable	(62,103)	(76,715)
Prepaid income taxes	(5,013)	(276)
Other assets	(1,948)	983
Accounts payable	(1,321)	(11,197)
Accrued compensation and benefits	(8,977)	(11,383)
Student deposits	(3,455)	(70,862)
Deferred revenue	38,836	28,742
Operating lease liabilities	(7,599)	(8,510)
Other liabilities	1,474	(5,373)
Net cash provided by operating activities	116,684	51,789
Investing activities:
Purchases of property and equipment	(15,005)	(16,399)
Purchases of marketable securities	(118,120)	(20,557)
Sales of marketable securities	14,758	8,475
Maturities of marketable securities	13,815	14,723
Acquisition, net of cash acquired	—	(1,982)
Other investing activities	(108)	(58)
Net cash used in investing activities	(104,660)	(15,798)
Financing activities:
Common stock repurchased	(3,963)	—
Payments of dividends and dividend equivalents	(17,375)	—
Payroll taxes paid on share-based awards	(6,150)	(774)
Proceeds from stock option exercises	456	—
Payments of dividends and dividend equivalents to noncontrolling interests	—	(13,961)
Capital distributions to limited partners	—	(134,001)
Net cash used in financing activities	(27,032)	(148,736)
Net change in cash and restricted cash	(15,008)	(112,745)
Cash and restricted cash, beginning of period	173,001	356,170
Cash and restricted cash, end of period	$157,993	$243,425
Supplemental disclosure information:
Income tax payments, net	$28,958	$11,987
Noncontrolling interest issued in business combination	$—	$4,147

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
($ in thousands, except per share data)	2026	2025	2026	2025
Net income attributable to Phoenix Education Partners, Inc.	$39,167	$53,841	$65,401	$116,382
Special items and share-based compensation:
Restructuring lease expense, net(a)	4,029	2,121	7,634	3,837
Strategic alternatives expense(b)	856	2,402	6,133	7,401
Cybersecurity incident expense(c)	267	—	5,096	—
Impairment charges and asset disposal losses(d)	89	29	609	113
Litigation charges and regulatory expense(e)	4,977	1,295	7,383	3,980
Non-cash share-based compensation expense(f)	8,458	645	47,624	1,908
Other(g)	1,719	1,057	4,818	3,288
Income tax effects of special items and share-based compensation(h)	(3,794)	(1,857)	(12,669)	(5,050)
Adjusted net income attributable to Phoenix Education Partners, Inc.	$55,768	$59,533	$132,029	$131,859
Earnings per share:
Basic	$1.09	$1.51	$1.83	$3.27
Diluted	$1.01	$1.42	$1.69	$3.08
Adjusted earnings per share:
Basic	$1.55	$1.67	$3.69	$3.71
Diluted	$1.43	$1.57	$3.40	$3.49
Shares used in computing earnings per share and adjusted earnings per share:
Basic	35,882	35,560	35,766	35,542
Diluted	38,920	37,966	38,799	37,831

	Three Months Ended May 31,		Nine Months Ended May 31,
($ in thousands)	2026	2025	2026	2025
Net income attributable to Phoenix Education Partners, Inc.	$39,167	$53,841	$65,401	$116,382
Restructuring lease expense, net(a)	4,029	2,121	7,634	3,837
Strategic alternatives expense(b)	856	2,402	6,133	7,401
Cybersecurity incident expense(c)	267	—	5,096	—
Impairment charges and asset disposal losses(d)	89	29	609	113
Litigation charges and regulatory expense(e)	4,977	1,295	7,383	3,980
Non-cash share-based compensation expense(f)	8,458	645	47,624	1,908
Depreciation and amortization	5,595	5,534	16,800	16,348
Interest income, net of interest expense	(1,532)	(2,171)	(4,304)	(8,002)
Provision for income taxes	14,452	18,622	30,877	40,564
Other(g)	1,719	1,057	4,818	3,288
Adjusted EBITDA	$78,077	$83,375	$188,071	$185,819
Net income attributable to Phoenix Education Partners, Inc. margin	14.4%	19.8%	8.6%	15.5%
Adjusted EBITDA margin	28.7%	30.7%	24.9%	24.8%
Net revenue used in computing net income attributable to Phoenix Education Partners, Inc. margin and adjusted EBITDA margin	$271,801	$271,703	$756,289	$749,801
a)
Restructuring lease expense, net represents non-cancelable lease obligations, including any offset from sublease income, and other related expenses for leased space we have exited as part of our ground campus and administrative space rationalization plans. In 2012, as a key component of the University’s transformation initiatives, the University began the process of completing the orderly closure of its ground campuses, as more enrolling students made the choice to take their programs online. The University completed the orderly closure of its campus locations in early fiscal year 2025, with only one physical location, in Phoenix, Arizona, currently enrolling new students. Additionally, the University completed its exit of 19 floors of its 22-floor administrative office buildings during fiscal year 2024 pursuant to its space rationalization plans.

PHOENIX EDUCATION PARTNERS, INC. AND SUBSIDIARIES

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(Unaudited)

b)
Strategic alternatives expense generally consists of costs associated with strategic and capital market transactions, including our IPO and offering-related costs, strategic advisory fees, and costs associated with the evaluation or execution of strategic alternatives.
c)
Represents expense associated with the cybersecurity incident detected in November 2025. Refer to the Company’s quarterly report on Form 10-Q for the third quarter of fiscal year 2026 for additional information.
d)
Represents non-cash impairment charges and asset disposal losses.
e)
Litigation charges and regulatory expense principally includes charges incurred to defend, settle or otherwise resolve legal matters that fall outside the scope of ordinary or routine litigation incidental to our business and expense associated with a multi-year insurance policy pertaining to borrower defense to repayment claims.
f)
Represents non-cash equity-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation: Stock Compensation. Although share-based compensation is a key incentive offered to our employees, we evaluate our business performance excluding share-based compensation expense because it is a non-cash expense. The increase in share-based compensation expense in the three and nine months ended May 31, 2026 compared to the respective prior year periods resulted from our IPO.
g)
Represents other expenses that we believe are not indicative of our ongoing operations.
h)
Represents the income tax effect, if any, of these non-GAAP adjustments, calculated using the appropriate statutory tax rates.